Exhibit 10.15

FIRST FARMERS & MERCHANTS BANK

GROUP TERM CARVE-OUT PLAN

THIS PLAN, hereby made effective this 27th day of March, 2007 (the “Effective Date”), by and between First Farmers and Merchants Bank, state-chartered bank located in Columbia; Tennessee (the “Bank”), and the Participant (the “Participant”) selected to participate in this Plan, intending, to be legally bound hereby.

INTRODUCTION

The Bank wishes to attract, retain and reward highly qualified executives. To further this objective, the Bank is willing to divide the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating executives with the designated beneficiary of each insured participating executive. The Bank will pay the life insurance premiums from its general assets.

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1           “Base Annual Salary” shall mean the Participant’s current annual salary as of January 1, 2007, exclusive of special payments such as bonuses or fees, but including any salary reductions made in accordance with Sections 125 or 401(k) of the Code.

1.2           “Change in Control of the Corporation” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor thereto, whether or not the Corporation is registered under Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities; or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

1.3           “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4           “Corporation” shall mean First Fanners & Merchants Corporation.

1.5           “Disability” means the Participant’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the

Participant totally and permanently disabled. The Participant must submit proof to the Bank of the carrier’s or Social Security Administration’s determination upon the request of the Bank.

1.6           “Insured” shall mean the individual whose life is insured.

1.7.          “Insurer” shall mean the insurance company issuing the life insurance policy on the life of the insured.

1.8.          “Normal Retirement Age” shall mean the Participant’s 65th birthday.

1.9           “Participant” shall mean the employee who is designated by the Board of Directors as eligible to participate in the Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and signs a Split Dollar Endorsement for the Policy in which he or she is the insured.

1.10         “Policy” or “Policies” shall mean the individual insurance policy (or policies) adopted by the Board of Directors for purposes of insuring a Participant’s life under this Plan.

1.11         “Plan” shall mean this instrument, including all amendments thereto.

1.12         “Plan Year” shall mean each consecutive twelve (12) month period commencing with the Effective Date of this Plan.

1.13         “Termination of Employment” shall mean that the Participant ceases to be employed by the Bank for any reason whatsoever other than by reason of a leave of absence, which is approved by the Bank. For purposes of this Plan, if there is a dispute over the employment status of the Participant or the date of the Participant’s Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute.

1.14         “Vested Insurance Benefit” shall mean the Bank will provide the Participant with continued insurance coverage from the date of vesting until death, subject to the forfeiture provisions detailed in Section 5.2 and Article 8. Article 5 explains how a Participant achieves vested status.

1.15         “Years of Service” shall mean the number of consecutive twelve (12) month periods of continuous employment with the Bank, including leaves of absences approved by the Bank.

Article 2

Participation

2.1           Eligibility to Participate. The Board of Directors in its sole discretion shall designate from time to time Participants that are eligible to participate in this Plan. The Board may delegate this authority to management.

2.2           Participation. The eligible executive may participate in this Plan by executing an Election to Participate (Exhibit A) and a Split Dollar Endorsement. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. A Participant’s participation is limited to only Policies where he or she is the Insured. Exhibit A sets forth the information about the Policy or Policies and maximum Participant benefit under the Plan.

2.3           Termination of Participation. A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate if one of the following events occur: (1) the Participant’s employment with the Bank is terminated prior to the Participant meeting any of the criteria for a Vested Insurance Benefit under Section 5.1, or (2) the Plan or any Participant’s rights under the Plan are terminated in accordance with Sections 5.2 or 12.1 of this Plan. In the event that the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy. The Bank may document the Participant’s termination from the Plan by indicating the date of termination on Exhibit A. However, the Bank’s failure to do so will not be deemed evidence of Participant’s continued participation in the Plan.

Article 3

Premium Payments

The Bank shall pay all premiums due on all Policies under this Plan.

Article 4

Policy Ownership/Interests

4.1           Bank Ownership. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership, including the right to terminate a Policy without the consent of the Insured. With respect to each Policy, the Bank shall be the direct beneficiary of an amount of death proceeds equal to the greatest of: (1) the cash surrender value of the policy; (2) the aggregate premiums paid on the Policy by the Bank less any outstanding indebtedness to the Insurer; or (3) the amount in excess of the Participant’s interest specified in Section 4.2. If the Bank owns more than one policy on a Participant, the Policies shall be aggregated with respect to item (3) of this paragraph.

4.2           Participant’s Interest. Each Participant, or the Participant’s assignee, shall have the right to designate the beneficiary of the death proceeds of the Policy as specified in Section 4.2.1 or 4.2.2. The Participant shall also have the right to elect and change settlement options.

4.2.1             Death Prior to termination of Employment. If the Participant dies while employed by the Bank, the Participant’s beneficiary shall be entitled to a benefit equal to two and one-half (2-1/2) times the deceased Participant’s Base Annual Salary at the effective date of the Plan, the amount of which is specified in Exhibit A.

4.2.2             Death After Termination of Employment. If, pursuant to Article 5, a terminated Participant has a Vested Insurance Benefit at the date of death, the Participant’s beneficiary shall be entitled to a benefit equal to two and one-half (2-1/2) times the Participant’s Base Annual Salary as specified in Exhibit A. If the terminated Participant has not achieved a Vested Insurance Benefit, the Participant’s beneficiary will not be entitled to a benefit under this Plan.

4.2.3             Notwithstanding any provision to the contrary in this Agreement, the bank shall not be liable for a death benefit in the event of bankruptcy or insolvency of the insurer at the time of Participant’s death, or in the event the Policy has been cancelled, surrendered or otherwise terminated at the time of the Participant’s death.

Article 5

Vesting

5.1           Vested Insurance Benefit. The Participant shall have a Vested Insurance Benefit equal to the amount specified in Section 4.2 at the earliest of the following events:

5.1.1             Remaining in continuous employment with the Bank until age 65;

5.1.2             Remaining in continuous employment with the Bank until age 60 with ten (1) or more Years of Service from the date of this Agreement;

5.1.3             Remaining in continuous employment with the Bank for ten (10) years or more from the date of this Agreement;

5.1.4             Termination of Employment due to Disability; or

5.1.5             At the discretion of the Board of Directors if there are other circumstances not addressed in Sections 5.1.1 through 5.1.4 of this Plan.

5.2           Forfeiture of Benefit. Notwithstanding the provisions of Section 5.1, the Participant will forfeit his or her Vested Insurance Benefit if: (1) the Participant violates any of the provisions detailed in Article 8 or, (2) in the case of a Disabled Participant who vested pursuant to Section 5.1.3, if such Participant becomes gainfully employed.

Article 6

Imputed Income/Reimbursement

The Bank shall impute income to the Participant in an amount equal to the annual cost of current life insurance protection on the life of the Participant measured by the lesser of the Table 2001 rate set forth in Notice 2002-8 (or the corresponding applicable provision of any later Revenue Ruling) or the Insurer’s current published premium rate for annually renewable term insurance for standard risks; provided that the Insurer’s current published premium rate qualifies under current IRS Rules. The Bank will provide each Participant with an annual statement of the amount of income reportable by the Participant for federal and state income tax purposes as a result of such imputed income.

Article 7

Offer to Purchase

7.1           Offer to Purchase. If the Bank discontinues a Policy on a Participant who is employed by the Bank at the date of discontinuance or who has a Vested Insurance Benefit that has not been forfeited, the Bank shall give the Participant at least thirty (30) days to purchase such Policy. The purchase price shall be the cash surrender value of the Policy. Such notification shall be in writing.

Article 8

General Limitations

8.1                               Termination for Cause. Notwithstanding any provision of this plan to the contrary, the Participant shall forfeit any right to a benefit under this Plan, if the Bank terminates the Participant’s employment for cause. Termination of the Participant’s employment for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Plan. For purposes of this paragraph, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Bank.

8.2                               Removal. Notwithstanding any provision of this Plan to the contrary, the benefit provided under this Plan shall be forfeited if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

8.3                               Competition After Termination of Service. The Participant shall forfeit his right to his split dollar benefit if the Participant, without the prior written consent of the Corporation, violates the following described restrictive covenants.

8.3.1              Non-compete Provision. The Participant shall not, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, Participant, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly traded company):

(i)                                     participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Corporation as of the date of termination of the Participant’s employment;

(ii)                                  assist, advise, or serve in any capacity, representative or otherwise, any third party in any action against the Corporation or transaction involving the Corporation;

(iii)                               sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Corporation (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Participant or the Corporation, to the knowledge of the Participant provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Participant’s employment;

(iv)                              divulge, disclose, or communicate to others in any manner whatsoever, any confidential information of the Corporation, to the knowledge of the Participant, including, but not limited to, the names and addresses of customers or prospective customers, of the Corporation as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Corporation or any of its subsidiaries, earnings or other information concerning the Corporation. The restrictions contained in this subparagraph (v) apply to all information regarding the Corporation, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Participant.

8.4           Suicide or Misstatement. The Participant shall forfeit his benefit under this Plan if the Participant commits suicide within two years after the date of this Plan, or if the insurance company denies coverage for material misstatements of fact made by the Participant on any application for life insurance purchased by the Bank, or any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of Counsel and in its sole discretion, consider judicially challenging any denial. The Bank shall have no liability to the Participant for any denial of coverage by the insurance company.

Article 9

Assignment

Any Participant may assign without consideration all interest in his or her Policy and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of his/her interest in the Policy, then all of that Participant’s interest in his or her Policy and in the Plan shall be vested in his/her transferee. subject to such transferee executing agreements binding them to the provisions of this Plan, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or in this Plan.

Article 10

Insurer

The Insurer shall be bound only by the terms of their corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan, except to the extent of any endorsement files with the Insurer. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Plan.

Article 11

Claims Procedure

11.1         Claims Procedure. A Participant or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

11.1.1            Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

11.1.2            Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expect to render their decision.

11.1.3            Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

11.1.3.1                         The specific reasons for the denial,

11.1.3.2                         A reference to the specific provisions of the Plan on which the denial is based,

11.1.3.3                         A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

11.1.3.4                         An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

11.1.3.5                         A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Article 12

Amendment or Termination of Plan

12.1         Non-Vested Insurance Benefit. Unless a Participant has a Vested Insurance Benefit pursuant to Section 5.1, the Bank may amend or terminate the Plan at any time, or may amend or terminate a Participant’s rights under the Plan at any time prior to a Participant’s death by written notice to the Participant.

12.2         Vested Insurance Benefit. If a Participant has a Vested Insurance Benefit, the Bank may amend or terminate the Plan for that Participant only if: (1) continuation of the Plan would cause significant financial harm to the Bank and (2) the Participant agrees to such action.

12.3         This Plan is established based on the assumption that current accounting, tax, and regulatory rules will remain in effect. In the event that these rules change, and such change is considered by the Bank to be detrimental to the operation of the Bank, the Bank reserves the right to terminate or amend the Plan in its sole discretion.

Article 13

Miscellaneous

13.1         Administrator. The Bank shall be the administrator of this Plan. The Bank may delegate to others certain aspects of the management and operational responsibilities including the service of advisors and the delegation of ministerial duties to qualified individuals.

13.2         Administration. The Bank shall have powers which are necessary to administer this Plan, including but not limited to:

13.2.1           Interpreting the provisions of the Plan;

13.2.2           Establishing and revising the method of accounting for the Plan; 13.2.3 Maintaining a record of benefit payments; and

13.2.4           Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

13.3         Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Tennessee, except to the extent preempted by the laws of the United States of America.

13.4         Binding Effect. This Plan shall bind the Participant and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

13.5         Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

13.6         Right of Offset. The Bank shall have the right to offset the benefits against any unpaid obligation the Participant may have with the Bank.

13.7         No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to terminate the Participant’s employment. It also does not require the Participant to remain in employment nor interfere with the Participant’s right to terminate employment at any time.

13.8         Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Group Term Carve-Out Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be give either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

13.9         Reorganization. The Bank shall not merge or consolidate into or with another company or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall he deemed to refer to the successor or survivor company.

IN WITNESS WHEREOF, the Bank executes this Plan as of the date indicated above.

ATTEST:	BANK:

FIRST FARMERS & MERCHANTS BANK

/s/ Martha M. McKennon	By:	/s/ T. Randy Stevens

	Title:	Chairman and CEO

By execution hereof, First Farmers R. Merchants Corporation consents to and agrees to be bound by the terms and conditions of this Plan document.

ATTEST:	CORPORATION:

FIRST FARMERS & MERCHANTS BANK

/s/ Martha M. McKennon	By:	/s/ T. Randy Stevens

	Title:	Chairman and CEO

SCHEDULE

TO

FIRST FARMERS & MERCHANTS BANK

GROUP TERM CARVE-OUT PLAN

Named Executive Officer	Benefit Amount
Patricia Bearden	$262,500